EXHIBIT 99

U S WEST Communications Group
Investor Relations


NEWS FLASH


June 2, 1998

          New Mexico State Corporation Commission Orders Rate Reduction

On  Friday  May  29,  the  New  Mexico  State   Commission   ordered  U  S  WEST
Communications to reduce rates by $22 million finding that the company overearned that amount last year.

The commission issued an interim order that rates be reduced within 45 days and set a 60-day limit for U S WEST to file a rate case in which the company's finances will be reviewed.

The company plans to file a petition for re-consideration with the commission.

U S WEST Communications (NYSE: USW) provides a full range of telecommunications services - including wireline, wireless PCS and data networking - to more than 25 million customers in 14 western and midwestern states. The company is one of two major groups that make up U S WEST, a company in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, MediaOne Group, is involved in domestic and international cable and telephony, wireless communications, and directory and information services. U S WEST has proposed splitting the two groups into separate public companies by mid-1998, pending shareowner approval. More information about U S WEST Communications can be found on the Internet at http://www.uswest.com.

More information: Larry Thede, 303-896-3550; Hadley Evans, 303-896-3076; Rodney Miller, 303-896-3096.

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U S WEST Communications Group Investor Relations
1801 California Street, Suite 4930, Denver, CO 80202
303-896-1277